EXHIBIT 99.2

News Release
For Immediate Release
OccuLogix Effects Reverse Stock Split

Toronto, ON—October 7, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced that it has effected a 1:25 reverse stock split of its common stock, as a result of which every 25 issued and outstanding shares of common stock has been combined into one share.  No fractional share will be issued as a result of the reverse stock split.  Rather, stockholders of the Company will receive a whole share in lieu of any fractional share to which they might otherwise have been entitled.

OccuLogix’s common stock will begin trading on a split-adjusted basis on NASDAQ and the TSX, effective at the open of business on Thursday, October 9, 2008.  The letter “D” will be appended to OccuLogix’s NASDAQ ticker symbol, OCCX, for a period of 20 trading days, after which time the letter “D” will be removed.  The Company’s common stock will also trade under a new CUSIP number.

The reverse stock split affects all of OccuLogix’s issued and outstanding shares of common stock, as well as the number of shares issuable upon the exercise of outstanding stock options and warrants.

The Company’s stockholders of record will receive instructions from the Company’s transfer agent, Mellon Investor Services LLC, regarding the procedures for exchanging their stock certificates in connection with the reverse stock split.  Those stockholders holding their common stock in “street name” will receive instructions from their brokerage firms if they need to take any action in connection with the reverse stock split.

The Company’s board of directors had recommended the reverse stock split, in part, to help the Company regain compliance with the $1.00 minimum bid price requirement for continued listing on NASDAQ.  OccuLogix’s stockholders approved the reverse stock split at the Annual and Special Meeting of Stockholders on September 30, 2008, and the Company’s board of directors set the reverse split ratio at 1:25 on that same day.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.  Its wholly-owned subsidiary, OcuSense, Inc. (www.ocusense.com) is an ophthalmic device company developing and commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Suh Kim
(905) 602-0887, ext. 3915
suh.kim@occulogix.com